Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND 2018 YEAR-END RESULTS
Company Reports Record Annual Revenue and Earnings
Introduces Guidance for 2019

Kansas City, MO, February 25, 2019 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2018.

Three Months Ended December 31, 2018

•	Total revenue was $166.5 million for the fourth quarter of 2018, representing a 13% increase from $147.7 million for the same quarter in 2017.

•
Net income available to common shareholders was $48.0 million, or $0.65 per diluted common share, for the fourth quarter of 2018 compared to $54.7 million, or $0.74 per diluted common share, for the same quarter in 2017.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the fourth quarter of 2018 was $97.7 million, or $1.30 per diluted common share, compared to $78.0 million, or $1.06 per diluted common share, for the same quarter in 2017.

•
FFO as adjusted (a non-GAAP financial measure) for the fourth quarter of 2018 was $105.1 million, or $1.39 per diluted common share, compared to $95.9 million, or $1.29 per diluted common share, for the same quarter in 2017, representing an 8% increase in per share results.

Year Ended December 31, 2018

•
Total revenue was $700.7 million for the year ended December 31, 2018, including $71.3 million in non-education related prepayment fees, representing a 22% increase from $576.0 million for the same period in 2017.

•
Net income available to common shareholders was $242.8 million, or $3.27 per diluted common share, for the year ended December 31, 2018 compared to $234.2 million, or $3.29 per diluted common share, for the same period in 2017.

•
FFO (a non-GAAP financial measure) for the year ended December 31, 2018 was $414.3 million, or $5.51 per diluted common share, compared to $327.4 million, or $4.58 per diluted common share, for the same period in 2017.

•
FFO as adjusted (a non-GAAP financial measure) for the year ended December 31, 2018 was $460.4 million, or $6.10 per diluted common share, compared to $360.5 million, or $5.02 per diluted common share, for the same period in 2017, representing a 22% increase in per share results.

“The fourth quarter of 2018 capped a successful year in which we executed a significant capital recycling strategy, realized very strong returns on our investments and generated robust revenue and earnings growth,” commented Company President and CEO Greg Silvers. “Supported by our healthy balance sheet and liquidity position, we anticipate a reacceleration of our investment activity and portfolio growth in 2019. As the depth and breadth of experiential assets continues to grow, we are seeing increasing opportunities to diversify our asset base and drive accretive growth.”

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at December 31, 2018:

•
The Entertainment segment included investments in 152 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and 11 family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 13.4 million square feet and was 98% leased, including megaplex theatres that were 100% leased.

•
The Recreation segment included investments in 12 ski areas, 21 attractions, 34 golf entertainment complexes and 13 other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Education segment included investments in 59 public charter schools, 69 early education centers and 15 private schools. The Company’s portfolio of owned education properties consisted of 4.7 million square feet and was 98% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Resorts World Catskills casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 22.2 million square feet and was 99% leased. As of December 31, 2018, the Company also had a total of $287.5 million invested in property under development.

Investment Update

The Company's investment spending for the three months ended December 31, 2018 totaled $217.0 million (bringing the full year 2018 investment spending to $572.0 million), and included investments in each of its operating segments:

•
Entertainment investment spending during the three months ended December 31, 2018 totaled $27.2 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers as well as a $14.9 million megaplex theatre acquisition.

•
Recreation investment spending during the three months ended December 31, 2018 totaled $159.5 million, including spending on build-to-suit development of golf entertainment complexes and attractions, the acquisition of one attraction property and the acquisition of interests in two joint ventures described below.

On December 21, 2018, the Company entered into two joint ventures to acquire two recreation anchored lodging properties located in St. Petersburg, Florida, for a total of approximately $68.5 million ($29.5 million after the Company's pro-rata share of debt at closing), representing a 65% interest in the joint ventures. The Company accounts for these investments under the equity method of accounting.

•
Education investment spending during the three months ended December 31, 2018 totaled $16.4 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools.

•
Other investment spending during the three months ended December 31, 2018 totaled $13.9 million, and was related to the common infrastructure for the Resorts World Catskills casino and resort project in Sullivan County, New York.

Early Childhood Education Tenant Update

In February 2019, the Company entered into agreements (collectively, the “PSA”) with Children’s Learning Adventure USA (“CLA”) providing for the purchase and sale of certain assets associated with the businesses located at the 21 operating CLA properties whereby the Company can nominate a third party operator to take an assignment and transfer of such assets from CLA and to receive certain beneficial rights under various related ancillary agreements for consideration that includes the release of past due rent obligations, previously fully reserved by the Company, and additional consideration of approximately $15.0 million. The transfers of such assets are expected to close from time to time as closing conditions, including that the replacement tenant has obtained all required licenses and permits, for each transfer are satisfied. CLA has agreed to surrender possession of any of those properties that have not been transferred to a replacement operator prior to March 31, 2020 and has agreed to lease and operate each of the 21 properties for an aggregate of approximately $1.0 million per month of minimum rent until the transfer of each property to the Company’s replacement tenant or surrender of the property.

CLA is required to file a motion this week with the bankruptcy court ("Court") seeking authorization of the sale of certain assets pursuant to the PSA. A condition to the parties’ obligations under the PSA is the Court’s approval of the motion. There can be no assurance that this motion will be approved by the Court or that the Court will not require modifications to the PSA as a condition to its approval.

Also in February, the Company entered into new leases of all of the 21 operating properties previously leased to CLA with a replacement tenant, Crème de la Crème (“Crème”), a premium, national early childhood education operator. These leases are contingent upon EPR delivering possession of the properties and include different financial terms based on whether or not CLA delivers Crème the assets associated with the in-place operations of the school.

There can be no assurance as to the outcome of the contemplated transaction or whether some or all of the properties will be transferred to Crème with in-place operations. If some or all of the schools are not transferred to Creme with in-place lease operations, there will be a delay in re-opening such schools and a corresponding reduction in near term rents from Crème.

Impairment Discussion

During the fourth quarter of 2018, the Company recognized an impairment charge related to two guarantees of economic development revenue bonds totaling $24.7 million and secured by leasehold interests and improvements at two theatres in Louisiana. The Company determined a portion of its guarantee fees receivable was no longer recoverable and in addition, determined that its future payment on a portion of the bond obligations was probable, resulting in a total impairment charge of $10.7 million. This charge approximated the difference between the estimated fair value of the Company's collateral and the outstanding debt should these assets eventually come onto its balance sheet. The Company has no other off-balance sheet debt guarantees in its portfolio.

Capital Recycling

During the fourth quarter of 2018, the Company received $28.0 million in proceeds, representing payment in full on the remaining mortgage note receivable of $24.0 million that was secured by the observation deck of the John Hancock Tower in Chicago, Illinois plus prepayment fees totaling $4.0 million that are included in mortgage and other financing income. Prior to the fourth quarter, the Company received a partial prepayment on this note of approximately $8.0 million and recognized a prepayment fee totaling $1.4 million.
Additionally, during the fourth quarter of 2018, the Company received $41.4 million in proceeds, representing payment in full on five mortgage notes receivable that were secured by four charter school properties and land located in Arizona. In connection with these prepayments, the Company recognized prepayment fees totaling $3.4 million that are included in mortgage and other financing income.
Disposition proceeds and mortgage note pay-offs (excluding principal amortization and including prepayment fees) totaled $71.7 million and $471.1 million for the three months and year ended December 31, 2018, respectively.
Balance Sheet Update
Excluding prepayment penalties from earnings, the Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.5x at December 31, 2018. The Company had $5.9 million of unrestricted cash on hand and $30.0 million outstanding under its $1.0 billion unsecured revolving credit facility at December 31, 2018.
Dividend Information

The Company declared regular monthly cash dividends during the fourth quarter of 2018 totaling $1.08 per common share bringing total declared dividends for the year ended December 31, 2018 to $4.32 per common share, an increase of almost 6% over the prior year. The Company also declared fourth quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

As previously announced, the Company declared a regular monthly cash dividend to common shareholder of $0.375 per common share for each of the months of January and February 2019. This dividend level represents an annualized dividend of $4.50 per common share, an increase of 4.2% over 2018, and would be the Company's ninth consecutive year with a significant annual dividend increase.

2019 Guidance

The Company is introducing its 2019 guidance for net income per diluted share of a range of $3.01 to $3.21 and FFO as adjusted per diluted share of a range of $5.30 to $5.50. In addition, the Company is introducing its 2019 investment spending guidance of a range of $600.0 million to $800.0 million. Disposition proceeds are expected to total $100.0 million to $200.0 million for 2019.

FFO as adjusted guidance for 2019 is based on FFO per diluted share of $4.87 to $5.02 adjusted for estimated transaction costs, termination fees related to public charter schools, deferred income tax expense and the impact of Series C and Series E dilution. FFO per diluted share is based on a net income per diluted share range of $3.01 to $3.21 less estimated gain on sale of real estate of a range of $0.25 to $0.30 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $2.12 and allocated share of joint venture depreciation of $0.04 (in accordance with the NAREIT definition of FFO).

Quarterly and Year-Ended Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2018 is available on the Company's website at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Rental revenue	$145,515	$123,446	$556,363	$484,203
Other income	435	577	2,076	3,095
Mortgage and other financing income	20,537	23,677	142,292	88,693
Total revenue	166,487	147,700	700,731	575,991
Property operating expense	8,890	12,891	30,756	31,653
Other expense	325	242	443	242
General and administrative expense	12,165	9,596	48,889	43,383
Severance expense	5,938	—	5,938	—
Litigation settlement expense	—	—	2,090	—
Costs associated with loan refinancing or payoff	—	58	31,958	1,549
Gain on early extinguishment of debt	—	—	—	(977)
Interest expense, net	33,515	35,271	135,507	133,124
Transaction costs	1,583	135	3,698	523
Impairment charges	10,735	—	27,283	10,195
Depreciation and amortization	39,541	37,027	153,430	132,946
Income before equity in income from joint ventures and other items	53,795	52,480	260,739	223,353
Equity in (loss) income from joint ventures	(5)	(14)	(22)	72
Gain on sale of real estate	349	13,480	3,037	41,942
Gain on sale of investment in direct financing leases	—	—	5,514	—
Income before income taxes	54,139	65,946	269,268	265,367
Income tax expense	(108)	(383)	(2,285)	(2,399)
Net income	54,031	65,563	266,983	262,968
Preferred dividend requirements	(6,034)	(6,438)	(24,142)	(24,293)
Preferred share redemption costs	—	(4,457)	—	(4,457)
Net income available to common shareholders of EPR Properties	$47,997	$54,668	$242,841	$234,218
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.65	$0.74	$3.27	$3.29
Diluted earnings per share data:
Net income available to common shareholders	$0.65	$0.74	$3.27	$3.29
Shares used for computation (in thousands):
Basic	74,343	73,774	74,292	71,191
Diluted	74,402	73,832	74,337	71,254

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	December 31,
	2018	2017
Assets
Rental properties, net of accumulated depreciation of $883,174 and $741,334 at December 31, 2018 and 2017, respectively	$5,024,057	$4,604,231
Land held for development	34,177	33,692
Property under development	287,546	257,629
Mortgage notes and related accrued interest receivable	517,467	970,749
Investment in direct financing leases, net	20,558	57,903
Investment in joint ventures	34,486	5,602
Cash and cash equivalents	5,872	41,917
Restricted cash	12,635	17,069
Accounts receivable, net	98,369	93,693
Other assets	96,223	109,008
Total assets	$6,131,390	$6,191,493
Liabilities and Equity
Accounts payable and accrued liabilities	$168,463	$136,929
Dividends payable	32,799	30,185
Unearned rents and interest	79,051	68,227
Debt	2,986,054	3,028,827
Total liabilities	3,266,367	3,264,168
Total equity	$2,865,023	$2,927,325
Total liabilities and equity	$6,131,390	$6,191,493

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
FFO: (A)
Net income available to common shareholders of EPR Properties	$47,997	$54,668	$242,841	$234,218
Gain on sale of real estate	(349)	(13,480)	(3,037)	(41,942)
Gain on sale of investment in direct financing leases	—	—	(5,514)	—
Impairment charges	10,735	—	27,283	—
Impairment of direct financing leases-residual value portion (1)	—	—	—	2,897
Real estate depreciation and amortization	39,297	36,797	152,508	132,040
Allocated share of joint venture depreciation	56	55	226	218
FFO available to common shareholders of EPR Properties	$97,736	$78,040	$414,307	$327,431

FFO available to common shareholders of EPR Properties	$97,736	$78,040	$414,307	$327,431
Add: Preferred dividends for Series C preferred shares	1,939	1,940	7,759	7,763
Add: Preferred dividends for Series E preferred shares	1,939	1,940	7,756	7,761
Diluted FFO available to common shareholders of EPR Properties	$101,614	$81,920	$429,822	$342,955
FFOAA: (A)
FFO available to common shareholders of EPR Properties	$97,736	$78,040	414,307	$327,431
Costs associated with loan refinancing or payoff	—	58	31,958	1,549
Transaction costs	1,583	135	3,698	523
Severance expense	5,938	—	5,938	—
Litigation settlement expense	—	—	2,090	—
Preferred share redemption costs	—	4,457	—	4,457
Termination fee included in gain on sale	—	13,275	1,864	20,049
Impairment of direct financing leases - allowance for lease loss portion (1)	—	—	—	7,298
Gain on early extinguishment of debt	—	—	—	(977)
Gain on insurance recovery (included in other income)	—	—	—	(606)
Deferred income tax (benefit) expense	(182)	(99)	573	812
FFOAA available to common shareholders of EPR Properties	$105,075	$95,866	$460,428	$360,536

FFO available to common shareholders of EPR Properties	$105,075	$95,866	$460,428	$360,536
Add: Preferred dividends for Series C preferred shares	1,939	1,940	7,759	7,763
Add: Preferred dividends for Series E preferred shares	1,939	1,940	7,756	7,761
Diluted FFO available to common shareholders of EPR Properties	$108,953	$99,746	$475,943	$376,060
FFO per common share:
Basic	$1.31	$1.06	$5.58	$4.60
Diluted	1.30	1.06	5.51	4.58
FFOAA per common share:
Basic	$1.41	$1.30	$6.20	$5.06
Diluted	1.39	1.29	6.10	5.02
Shares used for computation (in thousands):
Basic	74,343	73,774	74,292	71,191
Diluted	74,402	73,832	74,337	71,254

Weighted average shares outstanding-diluted EPS	74,402	73,832	74,337	71,254
Effect of dilutive Series C preferred shares	2,133	2,083	2,114	2,068
Adjusted weighted average shares outstanding-diluted Series C	76,535	75,915	76,451	73,322
Effect of dilutive Series E preferred shares	1,615	1,592	1,607	1,586
Adjusted weighted average shares outstanding-diluted Series C and Series E	78,150	77,507	78,058	74,908
Other financial information:
Straight-lined rental revenue	$3,216	$(7,085)	$10,229	$4,332
Dividends per common share	$1.08	$1.02	$4.32	$4.08
(1)
Impairment charges recognized during the year ended December 31, 2017 total $10.2 million and related to our investment in direct financing leases, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. In addition to FFO, the Company presents FFO as adjusted (FFOAA). Management believes it is useful to provide FFOAA as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFOAA is FFO plus costs (gain) associated with loan refinancing or payoff, transaction costs, severance expense, litigation settlement expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and provision for loan losses, and by subtracting gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO and FFOAA are non-GAAP financial measures. FFO and FFOAA do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFOAA the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months and years ended December 31, 2018 and 2017. Therefore, the additional 2.1 million common shares and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and diluted FFOAA per share for the three months and years ended December 31, 2018 and 2017.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income (both reported in accordance with GAAP) to Net Debt, EBITDAre, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	December 31,
	2018	2017
Net Debt: (B)
Debt	$2,986,054	$3,028,827
Deferred financing costs, net	33,941	32,852
Cash and cash equivalents	(5,872)	(41,917)
Net Debt	$3,014,123	$3,019,762

	Three Months Ended December 31,
	2018	2017
EBITDAre and Adjusted EBITDA:
Net income	$54,031	$65,563
Interest expense, net	33,515	35,271
Income tax expense	108	383
Depreciation and amortization	39,541	37,027
Gain on sale of real estate	(349)	(13,480)
Impairment charges	10,735	—
Costs associated with loan refinancing or payoff	—	58
Equity in loss from joint ventures	5	14
EBITDAre (for the quarter) (C)	$137,586	$124,836

Severance expense	5,938	—
Transaction costs	1,583	135
Straight-line rental revenue write-off related to CLA (1)	—	9,010
Bad debt expense related to CLA (2)	—	6,003
Prepayment fees	(7,391)	(834)
Adjusted EBITDA (for the quarter)	$137,716	$139,150

Adjusted EBITDA (3) (D)	$550,864	$556,600

Net Debt/Adjusted EBITDA Ratio	5.5	5.4

(1) Included in rental revenue in the accompanying consolidated statements of income. Rental revenue includes the following:
	Three Months Ended December 31,
	2018	2017
Minimum rent	$133,258	$123,208
Tenant reimbursements	3,950	4,131
Percentage rent	5,005	3,108
Straight-line rental revenue	3,216	1,925
Straight-line rental revenue write-off related to CLA	—	(9,010)
Other rental revenue	86	84
Rental revenue	$145,515	$123,446

(2) Included in property operating expense in the accompanying consolidated statements of income. Property operating expense includes the following:
	Three Months Ended December 31,
	2018	2017
Expenses related to the operations of our retail centers and other specialty properties	$8,397	$6,649
Bad debt expense	493	239
Bad debt expense related to CLA	—	6,003
Property operating expense	$8,890	$12,891

(3) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax expense (benefit), depreciation and amortization, gains and losses from sales of depreciable operating properties, impairment losses of depreciable real estate, costs (gain) associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. EBITDAre does not represent cash flow from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

(D)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) excluding gain on insurance recovery, severance expense, litigation settlement expense, impairment of direct financing lease (allowance for lease loss portion), the provision for loan losses, transaction costs and prepayment fees, and which is then multiplied by four to get an annual amount. For the three months and year ended December 31, 2017, Adjusted EBITDA was further adjusted to reflect zero Adjusted EBITDA related to one of the Company's early education tenants, CLA.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments approximate $6.9 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com